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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Penn National Gaming, Inc. for the registration of 12,500 Series B Preferred Stock and 27,778,000, shares of its common stock and to the incorporation by reference therein of our reports dated February 22, 2008, with respect to the consolidated financial statements of Penn National Gaming, Inc. and the effectiveness of internal control over financial reporting of Penn National Gaming, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
December 23, 2008

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  Exhibit 23.1